UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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DWS GLOBAL COMMODITIES STOCK FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholders of DWS Global Commodities Stock Fund, Inc.:

Enclosed please find the proxy statement detailing the agenda for the 2008 Annual Meeting of Stockholders of the DWS Global Commodities Stock Fund, Inc. (the “Fund”). As the proxy statement explains, this year’s annual meeting is particularly important in light of a threat to the Fund from dissident investor Arthur Lipson and his Western Investment LLC hedge fund. Mr. Lipson and his proposed slate of nominees are pursuing a proxy contest to elect themselves to the Board with the objective of dismantling the Fund’s current structure, which has served stockholders well for many years. In light of this threat, we are asking all stockholders to submit the enclosed white proxy card now. Please do not submit any gold proxy cards that you may receive from Mr. Lipson.

As you make your decision about which slate to support, we ask that you consider the following facts:

The Fund has performed well — Year to date in 2008, the Fund has outperformed its peer group on both an NAV total return basis and on a market total return basis. Over this time period, the Fund has experienced a −0.17% market return and a 0.40% NAV return, while the peer group averages were down −6.25% and −7.74%, respectively, as of July 31, 2008. Since the Fund’s inception in September 2004, the Fund has delivered a total NAV return of 106.55%, while total market return (assuming reinvestment of dividends) has been 80.22%, as of July 31, 2008. As seen on the table below, the Fund has generally closely tracked its benchmark on a NAV basis, while consistently outperforming on a market price basis over the 1-year and 3-year periods. The benchmark is a blended benchmark comprised of 20% of the S&P Goldman Sachs Commodity Index (“S&P GSCI”), 40% the MSCI World Energy Index and 40% the MSCI World Materials Index.

				Since
	YTD	1-Year*	3-Year*	Inception*(1)
	(%)	(%)	(%)	(%)

GCS Market Price	(0.17)	18.30	22.62	16.53
Lipper Peer Market Price	(6.25)	(5.72)	7.64	5.85
GCS NAV	0.40	14.60	19.87	20.73
Lipper Peer NAV	(7.74)	(3.41)	8.25	8.94
Benchmark(2)	1.60	12.98	19.09	20.95

Source: Lipper LANA as of 7/31/08

*	Annualized

(1)	GCS Inception date is 9/24/04

(2)	Blend 40/40/20 MSCI World Energy/MSCI World Materials/Goldman Sach Commodities

In order to support the market price of the Fund’s common stock and also enhance the Fund’s total return, the Board recently announced its authorization of an open-market stock repurchase program. Effective September 2, 2008, the Fund may purchase an aggregate of up to 20% of the Fund’s outstanding shares of common stock in open-market transactions over a twelve-month period. The Board’s authorization of the repurchase program followed the completion of a program of six consecutive semiannual tender offers for 5% of the outstanding shares of common stock, which commenced in December, 2005 and concluded with the most recent tender offer that closed on July 14, 2008.

We believe that the Fund’s closed-end structure has helped to contribute to its superior returns. The closed-end structure allows the Fund to remain fully invested in the markets. In volatile markets, the structure of the Fund allows the portfolio management team to act quickly with the knowledge that the Fund is not subject to the potentially unlimited redemptions that an open-end fund might encounter.

In Mr. Lipson’s preliminary proxy filings with the Securities and Exchange Commission (“SEC”), he indicates support for converting to an exchange-traded fund (“ETF”), an exchange-traded note (“ETN”), or, as a last resort, open-ending or liquidating the Fund. Mr. Lipson fails to state that such actions would be complex and lengthy and would involve significant costs that would be borne by the Fund, and that some of the actions that he advocates may not even be possible. While such actions, if feasible, might provide a one-time narrowing of the discount that the Fund currently faces, any such action would likely impose a significant tax burden on the Fund’s stockholders. Furthermore, stockholders would no longer be able to realize the significant benefits that active management and the closed-end structure have provided and continue to provide to the Fund.

Are Mr. Lipson’s interests really aligned with yours?  Mr. Lipson contends that his “interests are aligned” with GCS stockholders. However, Mr. Lipson has publicly stated “I know nothing about commodity markets so I have hedged that exposure out and I am just playing the discount to narrow.” (Source: DFAN14A filed by Western Investment, LLC with the SEC on July 24, 2008) Thus, Mr. Lipson and his hedge fund have little in common with the many stockholders of the Fund who invested in the Fund with the goal of seeking investment exposure to the global commodities markets. According to Mr. Lipson himself, he and his hedge fund “have hedged that exposure out...”

Despite the Fund’s name and investment strategy, and unlike other stockholders that bought the Fund to gain investment exposure to the global commodities markets, Mr. Lipson has bought the Fund with one goal in mind and that is to make money for himself and his investment partners by arguing that an oversubscribed tender offer is somehow evidence of stockholder dissatisfaction with the Fund’s performance.

Conflicted Agendas — Should Messrs. Lipson and Crouse be elected to the Board, they will owe allegiance both to the Fund and its stockholders and also to the Western Investment hedge funds. Because of Mr. Lipson’s hedged position, it strains credulity that Messrs. Lipson and Crouse and Mr. Lipson’s other proposed candidates will make decisions that favor all Fund stockholders at the expense of his hedge funds. We should not elect directors with such conflicting loyalties. By contrast, your Board’s nominees are all independent directors with no ties to the Fund’s adviser and no goal other than to pursue the best interests of the Fund and its stockholders. Collectively, they have many years of experience protecting the interests of stockholders of many different kinds of funds under many different kinds of market conditions.

We urge you to carefully consider the information contained in the attached proxy statement and then support our efforts to protect the Fund by authorizing your proxy today by telephone or via the Internet as detailed on the enclosed WHITE proxy card, or by signing, dating and returning today the enclosed WHITE proxy card in the postage paid envelope provided. Please do not return any gold proxy card that you may receive from Mr. Lipson.

We thank you for your continued support.

Sincerely,

The Directors of DWS Global Commodities Stock Fund, Inc.

John W. Ballantine	William McClayton
Henry P. Becton, Jr.	Rebecca W. Rimel
Dawn-Marie Driscoll	Axel Schwarzer
Keith R. Fox	William N. Searcy, Jr.
Paul K. Freeman	Jean Gleason Stromberg
Kenneth C. Froewiss	Robert H. Wadsworth
Richard J. Herring

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